Exhibit 99.1

Mosaic ImmunoEngineering Inc. Elects Biotechnology Industry Veteran Robert A. Baffi, Ph.D. to Its Board of Directors

--Experience in the Development of Biotechnology and Viral Based Therapeutics Will Help Enhance the Development of the Company's Pipeline--

Novato, California, June 15, 2021 – Mosaic ImmunoEngineering Inc. (“Mosaic” or the “Company”), (OTCQB: CPMV), a development-stage biotechnology company focused on bridging immunology and engineering to develop novel immunotherapies to treat and prevent cancer and infectious diseases, today announced the election of Robert A. Baffi, Ph.D., to Mosaic’s Board of Directors. Dr. Baffi most recently served as President of Global Manufacturing and Technical Operations at BioMarin Pharmaceutical Inc. (Nasdaq: BMRN).

“Dr. Baffi brings significant industry experience in the development of virus-based therapeutics. His experience in biomanufacturing, technical operations and drug development will be invaluable to Mosaic. Dr. Baffi’s insight and skills have been an integral component of the growth and success of major biopharmaceutical companies for over three decades. His contributions to the development of drugs that have made a significant difference in patients’ lives include more than 50 regulatory submissions of investigational new drugs and more than two dozen regulatory submissions for product approvals in the United States and abroad,” said Steven King, president and chief executive officer of Mosaic. “We look forward to having Robert’s broad expertise and experience as we advance our programs.”

“I am pleased to join the Mosaic team and to assist in its mission to develop therapies and vaccines to treat cancer and infectious diseases,” said Dr. Robert Baffi. “Mosaic ImmunoEngineering has a very innovative and unique technology with broad potential and I look forward to helping the company bring their lead candidates into the clinic where they have potential to help patients with life threatening diseases.”

Dr. Baffi served as president of global manufacturing and technical operations at BioMarin Pharmaceutical Inc., where he spent 20 years in various capacities overseeing the manufacturing, process development, quality, analytical chemistry, logistics and engineering departments. He established the technical operations infrastructure supporting the company’s commercial production and distribution demands globally. Dr. Baffi developed innovative and successful chemistry manufacturing and controls strategies enabling the company to grow from research to commercialization.

Prior to BioMarin, Dr. Baffi served for over 14 years at Genentech, Inc., holding positions of enhanced leadership and responsibility within quality and technical operations. He developed key procedures, controls and strategies to support the approval, launch or continuing supply of 16 commercial biotechnology products. As the single point of contact between technical operations and business development, he created an alliance management framework to coordinate all aspects of research and corporate partnerships from due diligence to program execution.

Previously, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickinson Research Center as a post-doctoral fellow. He currently serves on the board for the National Institute for Bioprocessing Research and Training (“NIBRT”) and Neurogene Inc. He has authored over a dozen publications and seven patents covering a diverse set of technologies. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

1

About Mosaic ImmunoEngineering Inc.

Mosaic ImmunoEngineering Inc. is a development-stage biotechnology company focused on bridging immunology and engineering to develop novel immunotherapies to treat and prevent cancer and infectious diseases. Mosaic's core technology platform is based on Cowpea Mosaic Virus ("CPMV") which is non-infectious to humans or other animals but upon intratumoral administration, elicits a strong innate immune response resulting in potent antitumor activity against the primary and distant tumor sites. The broad potential of our lead candidate, MIE-101, for the treatment of many different types of cancer and potential combination therapies continues to be supported by numerous publications and grant funding through our university collaborators. In addition, the core technology has a potential application as part of a modular vaccine platform which has already generated promising data in both cancer and infectious disease preclinical models, including COVID-19. The vaccine research is currently being performed by one of our co-founders and is funded by the National Science Foundation with viral neutralization testing being performed by the National Institute of Allergy and Infectious Diseases (NIAID). For additional information about Mosaic, please visit MosaicIE.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Mosaic’s future operations and its ability to successfully advance the product candidates; the nature, strategy and focus of Mosaic’s business; and the development and commercial potential and potential benefits of any of Mosaic’s product candidates. Mosaic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Mosaic’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of these forward-looking statements could differ materially from those described in or implied by the statements in this press release, including: the uncertainties associated with raising sufficient capital to advance these product candidates, which may not be available on favorable terms or at all; advancing Mosaic's multiple products into clinical trials, the clinical development and regulatory approval of Mosaic's product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; the potential that earlier preclinical studies of Mosaic's product candidates may not be predictive of future results; risks related to business interruptions, including but not limited to, the outbreak of COVID-19 coronavirus, which could harm Mosaic’s financial condition and increase its costs and expenses. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risks discussed in Mosaic's filings with the Securities and Exchange Commission. Except as otherwise required by law, Mosaic disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether, as a result of new information, future events or circumstances or otherwise.

Contact: Jay Carlson

Sr. Manager, Investor Relations

Mosaic ImmunoEngineering Inc.

info@mosaicie.com

2